Exhibit 2.3

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2019, Kenon Holdings Ltd. (the “Company”, “Kenon”, “we”, “us” and “our”) had the following single class of securities registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”):

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Ordinary Shares, no par value	KEN	The New York Stock Exchange

Capitalized terms used but not defined herein have the meanings given to them in Kenon’s annual report on Form 20-F for the year ended December 31, 2019 (the “2019 Form 20-F”).

The following description of our ordinary shares includes a summary of certain provisions of our constitution. The summary does not purport to be complete and is qualified in its entirety by reference to our constitution, which has been filed with the SEC, and the applicable provisions of Singapore law.

General

As of December 31, 2019, we had 53,858,498  ordinary shares outstanding, no par value, which represents our entire issued and outstanding share capital as of such date. Our ordinary shares are listed on the New York Stock Exchange and the Tel Aviv Stock Exchange under the symbol “KEN.”

New Shares

Under Singapore law, new shares may be issued only with the prior approval of our shareholders in a general meeting. General approval may be sought from our shareholders in a general meeting for the issue of shares. Approval, if granted, will lapse at the earliest of:

•	the conclusion of the next annual general meeting;

•	the expiration of the period within which the next annual general meeting is required by law to be held (i.e., within six months after our financial year end, being December 31); or

•	the subsequent revocation or modification of approval by our shareholders acting at a duly convened general meeting.

Our shareholders have provided such general authority to issue new shares until the conclusion of our 2020 annual general meeting. Subject to this and the provisions of the Singapore Companies Act and our constitution, all new shares are under the control of the directors who may allot and issue new shares to such persons on such terms and conditions and with the rights and restrictions as they may think fit to impose.

Preference Shares

Our constitution provides that we may issue shares of a different class with preferential, deferred or other special rights, privileges or conditions as our board of directors may determine. Under the Singapore Companies Act, our preference shareholders will have the right to attend any general meeting insofar as the circumstances set forth below apply and on a poll at such general meeting, to have at least one vote for every preference share held:

•	upon any resolution concerning the winding-up of our company; and

•	upon any resolution which varies the rights attached to such preference shares.

We may, subject to the prior approval in a general meeting of our shareholders, issue preference shares which are, or at our option, subject to redemption provided that such preference shares may not be redeemed out of capital unless:

•	all the directors have made a solvency statement in relation to such redemption; and

•	we have lodged a copy of the statement with the Singapore Registrar of Companies.

Further, the shares must be fully paid-up before they are redeemed.

Transfer of Ordinary Shares

Subject to applicable securities laws in relevant jurisdictions and our constitution, our ordinary shares are freely transferable. Shares may be transferred by a duly signed instrument of transfer in any usual or common form or in a form acceptable to our directors. The directors may decline to register any transfer unless, among other things, evidence of payment of any stamp duty payable with respect to the transfer is provided together with other evidence of ownership and title as the directors may require. We will replace lost or destroyed certificates for shares upon notice to us and upon, among other things, the applicant furnishing evidence and indemnity as the directors may require and the payment of all applicable fees.

Election and Re-election of Directors

Under our constitution, our shareholders by ordinary resolution, or our board of directors, may appoint any person to be a director as an additional director or to fill a casual vacancy, provided that any person so appointed by our board of directors shall hold office only until the next annual general meeting, and shall then be eligible for re-election.

Our constitution provides that, subject to the Singapore Companies Act, no person other than a director retiring at a general meeting is eligible for appointment as a director at any general meeting, without the recommendation of the Board for election, unless (a) in the case of a member or members who in aggregate hold(s) more than fifty percent of the total number of our issued and paid-up shares (excluding treasury shares), not less than ten days, or (b) in the case of a member or members who in aggregate hold(s) more than five percent of the total number of our issued and paid-up shares (excluding treasury shares), not less than 120 days, before the date of the notice provided to members in connection with the general meeting, a written notice signed by such member or members (other than the person to be proposed for appointment) who (i) are qualified to attend and vote at the meeting for which such notice is given, and (ii) have held shares representing the prescribed threshold in (a) or (b) above, for a continuous period of at least one year prior to the date on which such notice is given, is lodged at our registered office. Such a notice must also include the consent of the person nominated.

Shareholders’ Meetings

We are required to hold an annual general meeting each year. Annual general meetings must be held within six months after our financial year end, being December 31. The directors may convene an extraordinary general meeting whenever they think fit and they must do so upon the written request of shareholders representing not less than one-tenth of the paid-up shares as at the date of deposit carries the right to vote at general meetings (disregarding paid-up shares held as treasury shares). In addition, two or more shareholders holding not less than one-tenth of our total number of issued shares (excluding our treasury shares) may call a meeting of our shareholders. The Singapore Companies Act requires not less than:

•	14 days’ written notice to be given by Kenon of a general meeting to pass an ordinary resolution; and

•	21 days’ written notice to be given by Kenon of a general meeting to pass a special resolution,

to every member and the auditors of Kenon. Our constitution further provides that in computing the notice period, both the day on which the notice is served, or deemed to be served, and the day for which the notice is given shall be excluded.

Unless otherwise required by law or by our constitution, voting at general meetings is by ordinary resolution, requiring the affirmative vote of a simple majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the resolution. An ordinary resolution suffices, for example, for appointments of directors. A special resolution, requiring an affirmative vote of not less than three-fourths of the shares present in person or represented by proxy at the meeting and entitled to vote on the resolution, is necessary for certain matters under Singapore law, such as an alteration of our constitution.

Voting Rights

Voting at any meeting of shareholders is by a show of hands unless a poll is duly demanded before or on the declaration of the result of the show of hands. If voting is by a show of hands, every shareholder who is entitled to vote and who is present in person or by proxy at the meeting has one vote. On a poll, every shareholder who is present in person or by proxy or by attorney, or in the case of a corporation, by a representative, has one vote for every share held by him or which he represents.

Dividends

We have no current plans to pay annual or semi-annual cash dividends. However, as part of our strategy, we may, in the event that we divest a portion of, or our entire equity interest in, any of our businesses, distribute such cash proceeds or declare a distribution-in-kind of shares in our investee companies. No dividend may be paid except out of profits and we currently do not have distributable profits from which dividends may be declared. Any dividends would be limited by the amount of available distributable reserves, which, under Singapore law, will be assessed on the basis of Kenon’s standalone unconsolidated accounts (which will be based upon the SFRS). Under Singapore law, it is also possible to effect a capital reduction exercise to return cash and/or assets to our shareholders. The completion of a capital reduction exercise may require the approval of the Singapore Courts, and we may not be successful in our attempts to obtain such approval.

Additionally, because we are a holding company, our ability to pay cash dividends, or declare a distribution-in-kind of the ordinary shares of any of our businesses, may be limited by restrictions on our ability to obtain sufficient funds through dividends from our businesses, including restrictions under the terms of the agreements governing the indebtedness of our businesses. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our board of directors and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, our overall financial condition, available distributable reserves and any other factors deemed relevant by our board of directors. Generally, a final dividend is declared out of profits disclosed by the accounts presented to the annual general meeting, and requires approval of our shareholders. However, our board of directors can declare interim dividends without approval of our shareholders.

Bonus and Rights Issues

In a general meeting, our shareholders may, upon the recommendation of the directors, capitalize any reserves or profits and distribute them as fully paid bonus shares to the shareholders in proportion to their shareholdings.

Takeovers

The Singapore Code on Take-overs and Mergers, the Singapore Companies Act and the Securities and Futures Act, Chapter 289 of Singapore regulate, among other things, the acquisition of ordinary shares of Singapore-incorporated public companies. Any person acquiring an interest, whether by a series of transactions over a period of time or not, either on his own or together with parties acting in concert with such person, in 30% or more of our voting shares, or, if such person holds, either on his own or together with parties acting in concert with such person, between 30% and 50% (both amounts inclusive) of our voting shares, and if such person (or parties acting in concert with such person) acquires additional voting shares representing more than 1% of our voting shares in any six-month period, must, except with the consent of the Securities Industry Council in Singapore, extend a mandatory takeover offer for the remaining voting shares in accordance with the provisions of the Singapore Code on Take-overs and Mergers.

“Parties acting in concert” comprise individuals or companies who, pursuant to an agreement or understanding (whether formal or informal), cooperate, through the acquisition by any of them of shares in a company, to obtain or consolidate effective control of that company. Certain persons are presumed (unless the presumption is rebutted) to be acting in concert with each other. They include:

•
a company and its related companies, the associated companies of any of the company and its related companies, companies whose associated companies include any of these companies and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights;

•	a company and its directors (including their close relatives, related trusts and companies controlled by any of the directors, their close relatives and related trusts);

•	a company and its pension funds and employee share schemes;

•	a person and any investment company, unit trust or other fund whose investment such person manages on a discretionary basis but only in respect of the investment account which such person manages;

•
a financial or other professional adviser, including a stockbroker, and its clients in respect of shares held by the adviser and persons controlling, controlled by or under the same control as the adviser;

•
directors of a company (including their close relatives, related trusts and companies controlled by any of such directors, their close relatives and related trusts) which is subject to an offer or where the directors have reason to believe a bona fide offer for the company may be imminent;

•	partners; and

•
an individual and such person’s close relatives, related trusts, any person who is accustomed to act in accordance with such person’s instructions and companies controlled by the individual, such person’s close relatives, related trusts or any person who is accustomed to act in accordance with such person’s instructions and any person who has provided financial assistance (other than a bank in the ordinary course of business) to any of the foregoing for the purchase of voting rights.

Subject to certain exceptions, a mandatory takeover offer must be in cash or be accompanied by a cash alternative at not less than the highest price paid by the offeror or parties acting in concert with the offeror during the offer period and within the six months preceding the acquisition of shares that triggered the mandatory offer obligation.

Under the Singapore Code on Take-overs and Mergers, where effective control of a company is acquired or consolidated by a person, or persons acting in concert, a general offer to all other shareholders is normally required. An offeror must treat all shareholders of the same class in an offeree company equally. A fundamental requirement is that shareholders in the company subject to the takeover offer must be given sufficient information, advice and time to consider and decide on the offer. These legal requirements may impede or delay a takeover of our company by a third-party.

In October 2014, the Securities Industry Council of Singapore waived application of the Singapore Code on Take-overs and Mergers to Kenon, subject to certain conditions. Pursuant to the waiver, for as long as Kenon is not listed on a securities exchange in Singapore, and except in the case of a tender offer (within the meaning of U.S. securities laws) where the offeror relies on a Tier 1 exemption to avoid full compliance with U.S. tender offer regulations, the Singapore Code on Take-overs and Mergers shall not apply to Kenon.

Insofar as the Singapore Code on Take-overs and Mergers applies to Kenon, the Singapore Code on Take-overs and Mergers generally provides that the board of directors of Kenon should bring the offer to the shareholders of Kenon in accordance with the Singapore Code on Take-overs and Mergers and refrain from an action which will deny the shareholders from the possibility to decide on the offer.

Liquidation or Other Return of Capital

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Limitations on Rights to Hold or Vote Ordinary Shares

Except as discussed above under “—Takeovers,” there are no limitations imposed by the laws of Singapore or by our constitution on the right of non-resident shareholders to hold or vote ordinary shares.

Limitations of Liability and Indemnification Matters

Our constitution currently provides that, subject to the provisions of the Singapore Companies Act and every other act applicable to Kenon, every director, secretary or other officer of our company or our subsidiaries and affiliates shall be entitled to be indemnified by our company against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties (and where he serves at our request as a director, officer, employee or agent of any of our subsidiaries or affiliates) or in relation thereto and in particular and without prejudice to the generality of the foregoing, no director, secretary or other officer of our company shall be liable for the acts, receipts, neglects or defaults of any other director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to our company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of our company or for the insufficiency or deficiency of any security in or upon which any of the moneys of our company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his or her office or in relation thereto unless the same shall happen through his or her own negligence, default, breach of duty or breach of trust.

The limitation of liability and indemnification provisions in our constitution may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Comparison of Shareholder Rights

We are incorporated under the laws of Singapore. The following discussion summarizes material differences between the rights of holders of our ordinary shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the state of Delaware which result from differences in governing documents and the laws of Singapore and Delaware.

This discussion does not purport to be a complete statement of the rights of holders of our ordinary shares under applicable law in Singapore and our constitution or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

Delaware	Singapore—Kenon Holdings Ltd.
Board of Directors
A typical certificate of incorporation and bylaws would provide that the number of directors on the board of directors will be fixed from time to time by a vote of the majority of the authorized directors. Under Delaware law, a board of directors can be divided into classes and cumulative voting in the election of directors is only permitted if expressly authorized in a corporation’s certificate of incorporation.

The constitution of companies will typically state the minimum and maximum number of directors as well as provide that the number of directors may be increased or reduced by shareholders via ordinary resolution passed at a general meeting, provided that the number of directors following such increase or reduction is within the maximum and minimum number of directors provided in the constitution and the Singapore Companies Act, respectively. Our constitution provides that, unless otherwise determined by a general meeting, the minimum number of directors is five and the maximum number is 12.

Limitation on Personal Liability of Directors
A typical certificate of incorporation provides for the elimination of personal monetary liability of directors for breach of fiduciary duties as directors to the fullest extent permissible under the laws of Delaware, except for liability (i) for any breach of a director’s loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to the liability of directors for unlawful payment of a dividend or an unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit. A typical certificate of incorporation would also provide that if the Delaware General Corporation Law is amended so as to allow further elimination of, or limitations on, director liability, then the liability of directors will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Pursuant to the Singapore Companies Act, any provision (whether in the constitution, contract or otherwise) purporting to exempt a director (to any extent) from any liability attaching in connection with any negligence, default, breach of duty or breach of trust in relation to Kenon will be void except as permitted under the Singapore Companies Act. Nevertheless, a director can be released by the shareholders of Kenon for breaches of duty to Kenon, except in the case of fraud, illegality, insolvency and oppression or disregard of minority interests.

Our constitution currently provides that, subject to the provisions of the Singapore Companies Act and every other act for the time being in force concerning companies and affecting Kenon, every director, auditor, secretary or other officer of Kenon and its subsidiaries and affiliates shall be entitled to be indemnified by Kenon against all liabilities incurred by him in the execution and discharge of his duties and where he serves at the request of Kenon as a director, officer, employee or agent of any subsidiary or affiliate of Kenon or in relation thereto, including any liability incurred by him in defending any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of Kenon, and in which judgment is given in his favor (or the proceedings otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted, or in connection with an application under statute in respect of such act or omission in which relief is granted to him by the court.

Interested Shareholders
Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in specified corporate transactions (such as mergers, stock and asset sales, and loans) with an “interested stockholder” for three years following the time that the stockholder becomes an interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person or group that owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock at any time within the previous three years.

A Delaware corporation may elect to “opt out” of, and not be governed by, Section 203 through a provision in either its original certificate of incorporation, or an amendment to its original certificate or bylaws that was approved by majority stockholder vote. With a limited exception, this amendment would not become effective until 12 months following its adoption.
There are no comparable provisions in Singapore with respect to public companies which are not listed on the Singapore Exchange Securities Trading Limited.

Removal of Directors
A typical certificate of incorporation and bylaws provide that, subject to the rights of holders of any preferred stock, directors may be removed at any time by the affirmative vote of the holders of at least a majority, or in some instances a supermajority, of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class. A certificate of incorporation could also provide that such a right is only exercisable when a director is being removed for cause (removal of a director only for cause is the default rule in the case of a classified board).

According to the Singapore Companies Act, directors of a public company may be removed before expiration of their term of office with or without cause by ordinary resolution (i.e., a resolution which is passed by a simple majority of those shareholders present and voting in person or by proxy). Notice of the intention to move such a resolution has to be given to Kenon not less than 28 days before the meeting at which it is moved. Kenon shall then give notice of such resolution to its shareholders not less than 14 days before the meeting. Where any director removed in this manner was appointed to represent the interests of any particular class of shareholders or debenture holders, the resolution to remove such director will not take effect until such director’s successor has been appointed.

Our constitution provides that Kenon may by ordinary resolution of which special notice has been given, remove any director before the expiration of his period of office, notwithstanding anything in our constitution or in any agreement between Kenon and such director and appoint another person in place of the director so removed.

Filling Vacancies on the Board of Directors
A typical certificate of incorporation and bylaws provide that, subject to the rights of the holders of any preferred stock, any vacancy, whether arising through death, resignation, retirement, disqualification, removal, an increase in the number of directors or any other reason, may be filled by a majority vote of the remaining directors, even if such directors remaining in office constitute less than a quorum, or by the sole remaining director. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.

The constitution of a Singapore company typically provides that the directors have the power to appoint any person to be a director, either to fill a vacancy or as an addition to the existing directors, but so that the total number of directors will not at any time exceed the maximum number fixed in the constitution. Any newly elected director shall hold office until the next following annual general meeting, where such director will then be eligible for re-election. Our constitution provides that the shareholders may by ordinary resolution, or the directors may, appoint any person to be a director as an additional director or to fill a vacancy provided that any person so appointed by the directors will only hold office until the next annual general meeting, and will then be eligible for re-election.

Amendment of Governing Documents
Under the Delaware General Corporation Law, amendments to a corporation’s certificate of incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on the amendment. If a class vote on the amendment is required by the Delaware General Corporation Law, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the Delaware General Corporation Law. Under the Delaware General Corporation Law, the board of directors may amend bylaws if so authorized in the charter. The stockholders of a Delaware corporation also have the power to amend bylaws.

Our constitution may be altered by special resolution (i.e., a resolution passed by at least a three-fourths majority of the shares entitled to vote, present in person or by proxy at a meeting for which not less than 21 days’ written notice is given). The board of directors has no right to amend the constitution.

Meetings of Shareholders
Annual and Special Meetings
Typical bylaws provide that annual meetings of stockholders are to be held on a date and at a time fixed by the board of directors. Under the Delaware General Corporation Law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Quorum Requirements
Under the Delaware General Corporation Law, a corporation’s certificate of incorporation or bylaws can specify the number of shares which constitute the quorum required to conduct business at a meeting, provided that in no event shall a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Annual General Meetings
All companies are required to hold an annual general meeting once every calendar year. The first annual general meeting was required to be held within 18 months of Kenon’s incorporation and subsequently, annual general meetings must be held within six months after Kenon’s financial year end.

Extraordinary General Meetings
Any general meeting other than the annual general meeting is called an “extraordinary general meeting.” Two or more members (shareholders) holding not less than 10% of the total number of issued shares (excluding treasury shares) may call an extraordinary general meeting. In addition, the constitution usually also provides that general meetings may be convened in accordance with the Singapore Companies Act by the directors.

Notwithstanding anything in the constitution, the directors are required to convene a general meeting if required to do so by requisition (i.e., written notice to directors requiring that a meeting be called) by shareholder(s) holding not less than 10% of the total number of paid-up shares of Kenon carrying voting rights.

Our constitution provides that the directors may, whenever they think fit, convene an extraordinary general meeting.

Quorum Requirements
Our constitution provides that shareholders entitled to vote holding 33 and 1/3 percent of our issued and paid-up shares, present in person or by proxy at a meeting, shall be a quorum. In the event a quorum is not present, the meeting may be adjourned for one week.

Indemnification of Officers, Directors and Employers
Under the Delaware General Corporation Law, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•             acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and

•             in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Delaware corporate law permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged to be liable to the corporation unless the Delaware Court of Chancery or the court in which the action or suit was brought determines upon application that the person is fairly and reasonably entitled to indemnity for the expenses which the court deems to be proper.

To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by Delaware corporate law to indemnify such person for expenses (including attorneys’ fees) actually and reasonably incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of that person to repay the amount if it is ultimately determined that that person is not entitled to be so indemnified.

The Singapore Companies Act specifically provides that Kenon is allowed to:

•             purchase and maintain for any officer insurance against any liability attaching to such officer in respect of any negligence, default, breach of duty or breach of trust in relation to Kenon;

•             indemnify such officer against liability incurred by a director to a person other than Kenon except when the indemnity is against (i) any liability of the director to pay a fine in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or (ii) any liability incurred by the officer (1) in defending criminal proceedings in which he is convicted, (2) in defending civil proceedings brought by Kenon or a related company of Kenon in which judgment is given against him or (3) in connection with an application for relief under specified sections of the Singapore Companies Act in which the court refuses to grant him relief.

•             indemnify any auditor against any liability incurred or to be incurred by such auditor in defending any proceedings (whether civil or criminal) in which judgment is given in such auditor’s favor or in which such auditor is acquitted; or

•             indemnify any auditor against any liability incurred by such auditor in connection with any application under specified sections of the Singapore Companies Act in which relief is granted to such auditor by a court.

In cases where, inter alia, an officer is sued by Kenon the Singapore Companies Act gives the court the power to relieve directors either wholly or partially from the consequences of their negligence, default, breach of duty or breach of trust. However, Singapore case law has indicated that such relief will not be granted to a director who has benefited as a result of his or her breach of trust. In order for relief to be obtained, it must be shown that (i) the director acted reasonably; (ii) the director acted honestly; and (iii) it is fair, having regard to all the circumstances of the case including those connected with such director’s appointment, to excuse the director.

Our constitution currently provides that, subject to the provisions of the Singapore Companies Act and every other act for the time being in force concerning companies and affecting Kenon, every director, auditor, secretary or other officer of Kenon and its subsidiaries and affiliates shall be entitled to be indemnified by Kenon against all liabilities incurred by him in the execution and discharge of his duties and where he serves at the request of Kenon as a director, officer, employee or agent of any subsidiary or affiliate of Kenon or in relation thereto, including any liability incurred by him in defending any proceedings, whether civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him as an officer or employee of Kenon, and in which judgment is given in his favor (or the proceedings otherwise disposed of without any finding or admission of any material breach of duty on his part) or in which he is acquitted, or in connection with an application under statute in respect of such act or omission in which relief is granted to him by the court.

Shareholder Approval of Business Combinations
Generally, under the Delaware General Corporation Law, completion of a merger, consolidation, or the sale, lease or exchange of substantially all of a corporation’s assets or dissolution requires approval by the board of directors and by a majority (unless the certificate of incorporation requires a higher percentage) of outstanding stock of the corporation entitled to vote.

The Delaware General Corporation Law also requires a special vote of stockholders in connection with a business combination with an “interested stockholder” as defined in section 203 of the Delaware General Corporation Law. For further information on such provisions, see “—Interested Shareholders” above.

The Singapore Companies Act mandates that specified corporate actions require approval by the shareholders in a general meeting, notably:

•             notwithstanding anything in Kenon’s constitution, directors are not permitted to carry into effect any proposals for disposing of the whole or substantially the whole of Kenon’s undertaking or property unless those proposals have been approved by shareholders in a general meeting;

•             subject to the constitution of each amalgamating company, an amalgamation proposal must be approved by the shareholders of each amalgamating company via special resolution at a general meeting; and

•             notwithstanding anything in Kenon’s constitution, the directors may not, without the prior approval of shareholders, issue shares, including shares being issued in connection with corporate actions.

Shareholder Action Without a Meeting
Under the Delaware General Corporation Law, unless otherwise provided in a corporation’s certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote if the holders of outstanding stock, having not less than the minimum number of votes that would be necessary to authorize such action, consent in writing. It is not uncommon for a corporation’s certificate of incorporation to prohibit such action.
There are no equivalent provisions under the Singapore Companies Act in respect of passing shareholders’ resolutions by written means that apply to public companies listed on a securities exchange.

Shareholder Suits
Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself or herself and other similarly situated stockholders where the requirements for maintaining a class action under the Delaware General Corporation Law have been met. A person may institute and maintain such a suit only if such person was a stockholder at the time of the transaction which is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. Additionally, under Delaware case law, the plaintiff generally must be a stockholder not only at the time of the transaction which is the subject of the suit, but also through the duration of the derivative suit. Delaware Law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

Derivative actions
The Singapore Companies Act has a provision which provides a mechanism enabling any registered shareholder to apply to the court for leave to bring a derivative action on behalf of Kenon.

In addition to registered shareholders, courts are given the discretion to allow such persons as they deem proper to apply as well (e.g., beneficial owners of shares or individual directors).

It should be noted that this provision of the Singapore Companies Act is primarily used by minority shareholders to bring an action in the name and on behalf of Kenon or intervene in an action to which Kenon is a party for the purpose of prosecuting, defending or discontinuing the action on behalf of Kenon.

Class actions

The concept of class action suits, which allows individual shareholders to bring an action seeking to represent the class or classes of shareholders, generally does not exist in Singapore. However, it is possible as a matter of procedure for a number of shareholders to lead an action and establish liability on behalf of themselves and other shareholders who join in or who are made parties to the action.

Further, there are certain circumstances in which shareholders may file and prove their claims for compensation in the event that Kenon has been convicted of a criminal offense or has a court order for the payment of a civil penalty made against it.

Additionally, for as long as Kenon is listed in the U.S. or in Israel, Kenon has undertaken not to claim that it is not subject to any derivative/class action that may be filed against it in the U.S. or Israel, as applicable, solely on the basis that it is a Singapore company.

Dividends or Other Distributions; Repurchases and Redemptions
The Delaware General Corporation Law permits a corporation to declare and pay dividends out of statutory surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Under the Delaware General Corporation Law, any corporation may purchase or redeem its own shares, except that generally it may not purchase or redeem these shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled upon any distribution of its assets to a preference over another class or series of its shares if the shares are to be retired and the capital reduced.

The Singapore Companies Act provides that no dividends can be paid to shareholders except out of profits.

The Singapore Companies Act does not provide a definition on when profits are deemed to be available for the purpose of paying dividends and this is accordingly governed by case law. Our constitution provides that no dividend can be paid otherwise than out of profits of Kenon.

Acquisition of a company’s own shares
The Singapore Companies Act generally prohibits a company from acquiring its own shares subject to certain exceptions. Any contract or transaction by which a company acquires or transfers its own shares is void. However, provided that it is expressly permitted to do so by its constitution and subject to the special conditions of each permitted acquisition contained in the Singapore Companies Act, Kenon may:

•             redeem redeemable preference shares (the redemption of these shares will not reduce the capital of Kenon). Preference shares may be redeemed out of capital if all the directors make a solvency statement in relation to such redemption in accordance with the Singapore Companies Act;

•             whether listed (on an approved exchange in Singapore or any securities exchange outside Singapore) or not, make an off-market purchase of its own shares in accordance with an equal access scheme authorized in advance at a general meeting;

•             whether listed on a securities exchange (in Singapore or outside Singapore) or not, make a selective off-market purchase of its own shares in accordance with an agreement authorized in advance at a general meeting by a special resolution where persons whose shares are to be acquired and their associated persons have abstained from voting; and

•             whether listed (on an approved exchange in Singapore or any securities exchange outside Singapore) or not, make an acquisition of its own shares under a contingent purchase contract which has been authorized in advance at a general meeting by a special resolution.

Kenon may also purchase its own shares by an order of a Singapore court.

The total number of ordinary shares that may be acquired by Kenon in a relevant period may not exceed 20% of the total number of ordinary shares in that class as of the date of the resolution pursuant to the relevant share repurchase provisions under the Singapore Companies Act. Where, however, Kenon has reduced its share capital by a special resolution or a Singapore court made an order to such effect, the total number of ordinary shares shall be taken to be the total number of ordinary shares in that class as altered by the special resolution or the order of the court. Payment must be made out of Kenon’s distributable profits or capital, provided that Kenon is solvent. Such payment may include any expenses (including brokerage or commission) incurred directly in the purchase or acquisition by Kenon of its ordinary shares.

Financial assistance for the acquisition of shares
Kenon may not give financial assistance to any person whether directly or indirectly for the purpose of:

•             the acquisition or proposed acquisition of shares in Kenon or units of such shares; or

•             the acquisition or proposed acquisition of shares in its holding company or ultimate holding company, as the case may be, or units of such shares.

Financial assistance may take the form of a loan, the giving of a guarantee, the provision of security, the release of an obligation, the release of a debt or otherwise.

However, it should be noted that Kenon may provide financial assistance for the acquisition of its shares or shares in its holding company if it complies with the requirements (including, where applicable, approval by the board of directors or by the passing of a special resolution by its shareholders) set out in the Singapore Companies Act. Our constitution provides that subject to the provisions of the Singapore Companies Act, we may purchase or otherwise acquire our own shares upon such terms and subject to such conditions as we may deem fit. These shares may be held as treasury shares or cancelled as provided in the Singapore Companies Act or dealt with in such manner as may be permitted under the Singapore Companies Act. On cancellation of the shares, the rights and privileges attached to those shares will expire.

Transactions with Officers and Directors
Under the Delaware General Corporation Law, some contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable because of such interest provided that some conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met. Under the Delaware General Corporation Law, either (a) the stockholders or the board of directors must approve in good faith any such contract or transaction after full disclosure of the material facts or (b) the contract or transaction must have been “fair” as to the corporation at the time it was approved. If board approval is sought, the contract or transaction must be approved in good faith by a majority of disinterested directors after full disclosure of material facts, even though less than a majority of a quorum.

Under the Singapore Companies Act, the chief executive officer and directors are not prohibited from dealing with Kenon, but where they have an interest in a transaction with Kenon, that interest must be disclosed to the board of directors. In particular, the chief executive officer and every director who is in any way, whether directly or indirectly, interested in a transaction or proposed transaction with Kenon must, as soon as practicable after the relevant facts have come to such officer or director’s knowledge, declare the nature of such officer or director’s interest at a board of directors’ meeting or send a written notice to Kenon containing details on the nature, character and extent of his interest in the transaction or proposed transaction with Kenon.

In addition, a director or chief executive officer who holds any office or possesses any property which, directly or indirectly, duties or interests might be created in conflict with such officer’s duties or interests as director or chief executive officer, is required to declare the fact and the nature, character and extent of the conflict at a meeting of directors or send a written notice to Kenon containing details on the nature, character and extent of the conflict.

The Singapore Companies Act extends the scope of this statutory duty of a director or chief executive officer to disclose any interests by pronouncing that an interest of a member of the director’s or, as the case may be, the chief executive officer’s family (including spouse, son, adopted son, step-son, daughter, adopted daughter and step-daughter) will be treated as an interest of the director.

There is however no requirement for disclosure where the interest of the director or chief executive officer (as the case may be) consists only of being a member or creditor of a corporation which is interested in the proposed transaction with Kenon if the interest may properly be regarded as immaterial. Where the proposed transaction relates to any loan to Kenon, no disclosure need be made where the director or chief executive officer has only guaranteed or joined in guaranteeing the repayment of such loan, unless the constitution provides otherwise.

Further, where the proposed transaction is to be made with or for the benefit of a related corporation (i.e. the holding company, subsidiary or subsidiary of a common holding company) no disclosure need be made of the fact that the director or chief executive officer is also a director or chief executive officer of that corporation, unless the constitution provides otherwise.

Subject to specified exceptions, including a loan to a director for expenditure in defending criminal or civil proceedings, etc. or in connection with an investigation, or an action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to Kenon, the Singapore Companies Act prohibits Kenon from: (i) making a loan or quasi-loan to its directors or to directors of a related corporation (each, a “relevant director”); (ii) giving a guarantee or security in connection with a loan or quasi-loan made to a relevant director by any other person; (iii) entering into a credit transaction as creditor for the benefit of a relevant director; (iv) giving a guarantee or security in connection with such credit transaction entered into by any person for the benefit of a relevant director; (v) taking part in an arrangement where another person enters into any of the transactions in (i) to (iv) above or (vi) below and such person obtains a benefit from Kenon or a related corporation; or (vi) arranging for the assignment to Kenon or assumption by Kenon of any rights, obligations or liabilities under a transaction in (i) to (v) above. Kenon is also prohibited from entering into the transactions in (i) to (vi) above with or for the benefit of a relevant director’s spouse or children (whether adopted or naturally or step-children).

Dissenters’ Rights
Under the Delaware General Corporation Law, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.
There are no equivalent provisions under the Singapore Companies Act.
Cumulative Voting
Under the Delaware General Corporation Law, a corporation may adopt in its bylaws that its directors shall be elected by cumulative voting. When directors are elected by cumulative voting, a stockholder has the number of votes equal to the number of shares held by such stockholder times the number of directors nominated for election. The stockholder may cast all of such votes for one director or among the directors in any proportion.
There is no equivalent provision under the Singapore Companies Act in respect of companies incorporated in Singapore.

Anti-Takeover Measures
Under the Delaware General Corporation Law, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred stock with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares

In addition, Delaware law does not prohibit a corporation from adopting a stockholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

The constitution of a Singapore company typically provides that the company may allot and issue new shares of a different class with preferential, deferred, qualified or other special rights as its board of directors may determine with the prior approval of the company’s shareholders in a general meeting. Our constitution provides that our shareholders may grant to our board the general authority to issue such preference shares until the next general meeting. For further information, see “Item 3D. Risk Factors—Risks Relating to Our Ordinary Shares—Our directors have general authority to allot and issue new shares on terms and conditions and with any preferences, rights or restrictions as may be determined by our board of directors in its sole discretion, which may dilute our existing shareholders. We may also issue securities that have rights and privileges that are more favorable than the rights and privileges accorded to our existing shareholders” and “Item 10.B Constitution—Preference Shares” in Kenon’s 2019 Form 20-F

Singapore law does not generally prohibit a corporation from adopting “poison pill” arrangements which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

However, under the Singapore Code on Take-overs and Mergers, if, in the course of an offer, or even before the date of the offer announcement, the board of the offeree company has reason to believe that a bona fide offer is imminent, the board must not, except pursuant to a contract entered into earlier, take any action, without the approval of shareholders at a general meeting, on the affairs of the offeree company that could effectively result in any bona fide offer being frustrated or the shareholders being denied an opportunity to decide on its merits.

For further information on the Singapore Code on Take-overs and Mergers, see “—Takeovers.”

Interests of our Directors and our Employees

Kenon has established the Share Incentive Plan 2014 and the Share Option Plan 2014 for its directors and management. The Share Incentive Plan 2014 and the Share Option Plan 2014 provide grants of Kenon’s shares, and stock options in respect of Kenon’s shares, respectively, to management and directors of Kenon, or to officers of Kenon’s subsidiaries or associated companies, pursuant to awards, which may be granted by Kenon from time to time. The total number of shares underlying awards which may be granted under the Share Incentive Plan 2014 or delivered pursuant to the exercise of options granted under the Share Option Plan 2014 shall not, in the aggregate, exceed 3% of the total issued shares (excluding treasury shares) of Kenon. Kenon granted awards of shares to directors and certain members of its management under the Share Incentive Plan 2014 in 2019, with a value of $0.5 million.

Equity Awards to Certain Executive Officers—Subsidiaries and Associated Companies

Kenon’s subsidiaries and associated companies may, from time to time, adopt equity compensation arrangements for officers and directors of the relevant entity. Kenon expects any such arrangements to be on customary terms and within customary limits (in terms of dilution).